Exhibit 4.3

CHINA GERUI ADVANCED MATERIALS GROUP LIMITED
Warrant AGREEMENT

This Warrant Agreement (this “Agreement”) is made as of May 1, 2013, by and between China Gerui Advanced Materials Group Limited, a British Virgin Islands company (the “Company”), and Cambelle-Inland, LLC, a Delaware limited liability company (“C-I”) , with respect to the facts set forth below. Each of the Company, and C-I is referred to as a “Party” and the Company and C-I are collectively referred to as the “Parties.”

Recitals

A.	The Company desires to obtain the services of C-I, and C-I desires to provide consulting services to the Company, for the development of the Company’s strategic opportunities, and the Company and C-I have executed that certain Consulting Agreement, dated of even date herewith (the “Consulting Agreement”).

B.	The parties desire, in partial consideration for certain services to be rendered by C-I to the Company, that the Company will issue a warrant (the “Warrant”) to C-I for the purchase of 500,000 ordinary shares (“Shares”) in the aggregate of the Company’s capital stock to C-I.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.          SALE AND ISSUANCE OF WARRANT.

1.1           Issuance of Warrant. In reliance upon the representations and warranties of the Company and C-I contained herein and subject to the terms and conditions set forth herein, the Company, in exchange for the Consulting Agreement (as defined herein) and other services to be rendered by C-I to the Company, shall issue and sell to C-I one (1) Warrant, the form of which is attached as Exhibit A hereto, to purchase up to 500,000 Shares. Such Warrant shall be immediately exercisable and shall be issued at Closing.

2.          CLOSING.

2.1           Date and Time. The sale of the Warrant will take place in a closing (the “Closing”), subject to the satisfaction of both Parties hereto of their obligations herein. The Closing shall take place at the offices of the Company or at such other place as the Company and C-I shall agree, on or before the date hereof (the “Closing Date”).

3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As a material inducement to C-I to enter into this Agreement, and to render such services as set forth in the Consulting Agreement in exchange for the Warrant, the Company represents and warrants, on behalf of itself, Wealth Rainbow Development Limited, a Hong Kong company and wholly owned subsidiary of the Company (“Wealth Rainbow”), and Henan Green Complex Materials Co. Ltd., a company organized in the People’s Republic of China and wholly owned subsidiary of Wealth Rainbow (which, together with Wealth Rainbow, the “Subsidiaries” and each a “Subsidiary”), as applicable, that the following statements are true and correct in all material respects as of the Closing, except as expressly qualified or modified herein.

3.1           Subsidiaries. The Company has no direct or indirect subsidiaries other than the Subsidiaries. The Company owns, directly or indirectly, all of the shares or comparable equity interests of each Subsidiary free and clear of any and all liens, and all the issued and outstanding shares of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

3.2           Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands and has full corporate power and authority to enter into and perform its obligations under this Agreement, and to own its properties and to carry on its business in all jurisdictions as presently conducted and as proposed to be conducted. The Company and its Subsidiaries have all government and other licenses and permits and authorizations to do business in all jurisdictions where their activities require such license, permits and authorizations, except where failure to obtain any such license, permit or authorization will not have a material adverse effect.

3.3           Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement, the Warrant, the Consulting Agreement, the Registration Rights Agreement (as defined herein) and other transaction documents relating to this Agreement (collectively the “Transaction Documents”), (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares issuable upon exercise of the Warrant (the “Warrant Shares”). The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3.4           Valid Issuance of Securities. The Warrant has been duly and validly authorized and the Warrant Shares, when and if issued in accordance with the terms of the Warrant, shall be validly issued, fully paid and non-assessable. The Warrant Shares, upon issuance in accordance with the Warrant will be, free and clear of any security interests, liens, claims or other encumbrances, other than restrictions upon transfer under federal and state securities laws.

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3.5           No Conflict, Breach, Violation or Default; Third Party Consents. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Warrant and the Warrant Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Amended and Restated Memorandum and Articles of Association, both as in effect on the date hereof (collectively, the “Company Documents”), or (ii) any statute, rule, regulation or order of any governmental agency, self-regulatory agency, securities regulatory or insurance regulatory agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (iii) any material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject. No approval of or filing with any governmental authority is required for the Company to enter into, execute or perform this Agreement or any Transaction Document, other than (i) the filing with the SEC (as defined herein) of one or more registration statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the SEC Regulation D of the Securities Act (as defined herein), (iv) the filings required in accordance with Section 5 hereof, (v) if, at the Closing, the Company’s securities are listed on The NASDAQ Stock Market LLC, the filing with NASDAQ of an applicable additional shares listing application relating to the Warrant Shares issuable hereunder, and (vi) those that have been made or obtained prior to the date of this Agreement.

3.6           Securities Law Compliance. Assuming the accuracy of the representations and warranties of C-I set forth in Section 4 of this Agreement, the offer, issue, sale and delivery of the Warrant will constitute an exempted transaction under the Securities Act of 1933, as amended and now in effect (the “Securities Act”), and registration of the Warrant or Warrant Shares under the Securities Act for issuance herein is not required. The Company shall make such filings as may be necessary to comply with the federal securities laws and the “blue sky” laws of any state, which filings will be made in a timely manner.

3.7           No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person, as defined below, acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Warrant. “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization or entity.

3.8           No Integrated Offering. Other than in connection with the offering and sale of the Warrant contemplated by this Agreement, neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Warrant under the Securities Act. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

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4.          REPRESENTATIONS AND WARRANTIES OF C-I.

C-I hereby represents and warrants to the Company as follows:

4.1           Legal Power. C-I is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party or a signatory and otherwise to carry out its obligations thereunder.

4.2           Due Execution. The execution, delivery and performance by C-I of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action. Each Transaction Document executed by C-I has been duly executed by C-I, and when delivered by C-I in accordance with the terms hereof, will constitute the valid and legally binding obligation of C-I, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

4.3           Access to Information. C-I represents that it has been given full and complete access to the Company for the purpose of obtaining such information as C-I or its qualified representative has reasonably requested in connection with the decision to acquire the Warrant. C-I represents that it has received and reviewed copies of the SEC Reports. C-I represents that it been afforded the opportunity to ask questions of the officers of the Company regarding its business prospects and the Warrant as C-I or C-I’s qualified representative have found necessary to make an informed decision to acquire the Warrant.

4.4           Restricted Securities.

(i)          C-I has been advised that none of the Warrant or Warrant Shares have been registered under the Securities Act or any other applicable securities laws and that the Warrant and Warrant Shares are being offered and sold pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D thereunder, and that the Company’s reliance upon Section 4(2) and/or Rule 506 of Regulation D is predicated in part on C-I representations as contained herein. C-I acknowledges that the Warrant and Warrant Shares will be issued as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act. None of the Warrant or Warrant Shares may be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of counsel reasonably satisfactory to the Company, an applicable exemption from registration is available.

(ii)         C-I represents that C-I is acquiring the Warrant for C-I’s own account, and not as nominee or agent, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws. C-I is acquiring the Shares hereunder in the ordinary course of its business. C-I does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

(iii)        C-I understands and acknowledges that the certificates representing the Warrant and, if issued, the Warrant Shares, will bear substantially the following legend:

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“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

(iv)        C-I acknowledges that the Warrant and Warrant Shares are not liquid and are transferable only under limited conditions. C-I acknowledges that such securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. C-I is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of restricted securities subject to the satisfaction of certain conditions and that such Rule is not now available and, in the future, may not become available for resale of any of the Securities.

4.5           C-I Sophistication and Ability to Bear Risk of Loss. At the time C-I was offered the Warrant, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. C-I is not a registered broker-dealer under Section 15 of the 1934 Act. C-I acknowledges that it is able to protect its interests in connection with the acquisition of the Warrant and can bear the economic risk of investment in such securities without producing a material adverse change in C-I’s financial condition. C-I, either alone or with C-I’s representative(s), otherwise has such knowledge and experience in financial or business matters that C-I is capable of evaluating the merits and risks of the investment in the Shares. .

4.6           Purchases by Groups. C-I represents and warrants that it is not acquiring the Shares as part of a group within the meaning of Section 13(d)(3) of the 1934 Act.

4.7           General Solicitation. C-I represents and warrants that it is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

5.          COVENANTS OF THE COMPANY AND C-I.

5.1           Publicity. Neither Party may release any press releases or other public disclosures regarding the relationship of the Parties or the transactions contemplated by the Transaction Documents, except those that may be required by law, without the prior approval of the other Party. The Company shall not use C-I’s name or any trademarks or service marks in any public disclosure without C-I’s prior written approval.

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6.          MISCELLANEOUS.

6.1           Fees and Expenses.

(i)          The Company shall at Closing reimburse C-I for certain expenses incurred in connection with its due diligence, via a wire transfer delivered to a bank account specified by C-I, in the amount of $16,000.

(ii)         The Company shall be responsible for the payment of all expenses incurred by the Company in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including without limitation all fees and expenses of the Company’s legal counsel and all third party consultants engaged by the Company to assist in such transactions.

(iii)        Except as set forth in Section 6.1(i), C-I shall be responsible for the payment of all expenses incurred by C-I in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including all fees and expenses of C-I’s legal counsel and all third party consultants engaged by C-I to assist in such transactions.

6.2           Indemnification.

(i)          The Company agrees to indemnify and hold harmless (a) C-I, each member thereof, each of its affiliates and each of their respective representatives (collectively, the “Indemnified C-I Parties”) from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses (including reasonable attorneys’ fees and disbursements, but excluding Taxes imposed as a result of being a direct or indirect owner of the Warrant or realizing income or gain with respect thereto) (collectively, “Losses”), incurred by, imposed upon or asserted against any of the Indemnified C-I Parties as a result of, relating to or arising out of, the breach of any representation, warranty, agreement or covenant made by the Company in any Transaction Document or in any certificate delivered by the Company pursuant to any Transaction Document and (b) each Indemnified C-I Party, to the fullest extent permitted by Law, against any and all Losses incurred by, imposed upon or asserted against any such Indemnified C-I Party as a result of, relating to or arising out of any litigation, claims, suits or proceedings to which such Indemnified C-I Party is made a party (other than as a plaintiff) or any penalties, costs, claims, liabilities, damages or expenses suffered by such Indemnified C-I Party, in each case in its capacity as a direct or indirect holder or owner of the Warrant or the Common Shares acquired from the conversion or exercise of the Warrant ; provided that such Indemnified C-I Party shall not be entitled to indemnification in connection with any fraud, acts of gross negligence or willful misconduct by any Indemnified C-I Party.

(ii)         C-I agrees to indemnify and hold harmless the Company and each of its representatives (collectively, the “Indemnified Company Parties”) from and against any and all Losses incurred by any of the Indemnified Company Parties as a result of, or arising out of, the breach of any representation, warranty, agreement or covenant made by C-I in the Transaction Documents or in any certificate delivered by the C-I pursuant to the Transaction Documents provided that such Indemnified Company Party shall not be entitled to indemnification in connection with any fraud, acts of gross negligence or willful misconduct by any Indemnified Company Party.

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(iii)        Any Parties entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that, the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless and to the extent such Indemnifying Party is materially prejudiced by such failure. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably consented to by such Indemnified Party, which such consent shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action, or (iii) the named parties to any such action (including, but not limited to, any impleaded parties) provide a legal opinion stating that the representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct; provided, that, the Indemnifying Party shall pay for no more than two separate sets of counsel for all Indemnified Parties and such legal counsel shall be selected by Consultant. In the case of clause (ii) above and (iii) above, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party. The rights afforded to any Indemnified Party hereunder shall be in addition to any rights that such Indemnified Party may have at common law, by separate agreement or otherwise.

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6.3           Governing Law. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. Each of the Parties hereto and their assigns hereby consents to the exclusive jurisdiction and venue of the Courts of the State of Delaware and the United States District Court for the District of Delaware with respect to any matter relating to this Agreement or other Transaction Documents, and performance of the Parties’ obligations hereunder and thereunder, the documents and instruments executed and delivered concurrently herewith or pursuant hereto and performance of the Parties’ obligations thereunder and each of the Parties hereto hereby consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction. Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The Parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Service of process in any action, suit or proceeding relating to such matters may be made and served within or outside the State of Delaware by registered or certified mail to the Parties and their representatives at their respective addresses specified in Section 6.9 hereof, provided that a reasonable time, not less than thirty (30) days, is allowed for response. Service of process may also be made in such other manner as may be permissible under the applicable court rules. THE PARTIES HERETO WAIVE TRIAL BY JURY.

6.4           Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto. Neither this Agreement nor any rights hereunder shall be assignable by any Party hereto without the prior written consent of the other Party hereto; provided, however, that C-I may assign all or part of its interest in this Agreement and its rights hereunder to any of its affiliates and, thereafter, the term C-I shall include any such affiliate to the extent of such assignment and shall mean C-I and the assignee taken collectively.

6.5           Specific Performance. The Parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other such relief as such court may deem just and proper in order to enforce this agreement or prevent any violation hereof and, to the extent permitted by applicable law, to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each Party waives any objection to the imposition of such relief.

6.6           Entire Agreement. This Agreement, the Exhibits and the Appendices hereto and thereto, and the other documents delivered pursuant hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.7           Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.8           Amendment and Waiver. Except as otherwise provided herein, no term of this Agreement may be amended, nor the observance of any term of this Agreement waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), without the written consent of the Company and C-I.

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6.9           Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, or sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to the Company:	China Gerui Advanced Materials Group Limited
1 Shuanghu Development Zone
Xinzheng City
Zhengzhou, Henan Province 451191
People’s Republic of China
Attn: Chief Financial Officer
Fax No.: +86 (371) 6771 8787

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Attn: Thomas M. Shoesmith Fax No.: +1 650 233 4545

If to C-I:	Cambelle-Inland, LLC
1325 Avenue of the Americas, 27th Floor
New York, New York 10019
United States of America
Attention: Craig T. Bouchard
Fax No.: +1 212 678 9230

With a copy to:	Crowell & Moring LLP
275 Battery Street, 23rd Floor
San Francisco, California 94110
United States of America
Attn: Murray Indick
Fax No.: +1.415.986.2827

6.10         Faxes and Counterparts. This Agreement may be executed in one or more counterparts. Delivery of an executed counterpart of the Agreement or any Exhibit attached hereto by facsimile transmission or PDF shall be equally as effective as delivery of an executed hard copy of the same.

6.11         Titles and Subtitles; Currency. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Use of “$” refers to U.S. dollars.

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6.12         Further Assurances. At any time and from time to time after the Closing, upon reasonable request of the other, each Party shall do, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances and assurances as may be reasonably required for the more complete consummation of the transactions contemplated herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Cambelle-Inland, LLC		China Gerui advanced Materials
Group Limited

by:	/s/ Craig T. Bouchard	By:	/s/ Lu Mingwang
Name: Craig T. Bouchard		Name: Lu Mingwang
Title: Chief Executive Officer		Title: Chairman

 Signature Page to The Warrant Agreement

Exhibit A

Form of Warrant

Exhibit B

Consulting Agreement

Exhibit C

Registration Rights Agreement